Exhibit 99.1

The Clorox Company News Release
Clorox Reports Q4 and Full-Year 2006 Results; Confirms Fiscal 2007 Outlook
OAKLAND, Calif., Aug. 2, 2006 — The Clorox Company (NYSE: CLX) announced today that strong sales growth and cost savings contributed to solid operating results for the company’s fiscal fourth quarter, which ended June 30, 2006.
“I’m pleased with our strong fourth-quarter sales growth and, overall, the company’s performance for the year,” said Interim Chairman and CEO Bob Matschullat. “We executed price increases on more than half of our U.S. portfolio and, excluding divestitures, delivered our fifth year in a row of sales growth of 5 percent or better. And despite unprecedented high commodity costs, we delivered our fifth consecutive year of cost savings over $100 million.”
In accordance with generally accepted accounting principles in the United States (GAAP), Clorox reported fourth-quarter net earnings of $142 million or 92 cents per diluted share. This compares with net earnings in the year-ago period of $156 million or $1.00 per diluted share, for a decrease of 8 cents per diluted share. Excluding the earnings impact of $16 million in after-tax charges or 11 cents diluted EPS for noncash historical stock option compensation expense related to a voluntary, 10-year review undertaken by the audit committee of the company’s board of directors (see related discussion below), the company delivered fourth-quarter diluted EPS of $1.03.
Earnings results for the fourth quarter and fiscal year also included after-tax charges of $7 million or 5 cents diluted EPS related to Jerry Johnston’s health-related retirement from his positions as chairman and CEO. These after-tax charges include about $4 million related to expected accelerated vesting of certain noncash stock compensation and $3 million in connection with expected salary continuation in accordance with the terms of the company’s stock compensation and long-term disability plans.
For the fiscal year, on a GAAP basis, Clorox reported net earnings of $444 million or $2.90 diluted EPS based on weighted average shares outstanding of 153 million. This compares with net earnings in the year-ago period of $1.10 billion or $6.11 diluted EPS based on weighted average shares outstanding of 179 million, for a decrease of $3.21 diluted EPS. Year-ago net earnings included $3.23 diluted EPS from discontinued operations and gain related to the Henkel share exchange. Excluding the aforementioned earnings impact of noncash charges for historical stock option grants, the company delivered fiscal 2006 diluted EPS of $3.01.
“I’m disappointed that we’re taking a charge related to historical stock option practices, but I’m pleased and reassured that our voluntary review of stock option practices revealed only unintentional errors and no misconduct,” Matschullat said. “I continue to feel good about the direction of the company. We remain focused on driving growth through consumer insights and building brands that make consumers’ lives easier, healthier and better. Importantly, we are committed over the long term to achieving top-tier financial performance and generating total shareholder return in the top third of our peer group.”
Fourth-quarter highlights
Fourth-quarter sales grew 5 percent to $1.32 billion, compared with $1.25 billion in the year-ago quarter. Volume declined less than 1 percent, as price increases earlier in the year continued to reduce shipments of affected products in line with expectations. Sales growth outpaced the change in volume primarily due to both price increases and trade-promotion spending efficiencies.
Gross margin in the fourth quarter declined 40 basis points versus the year-ago quarter to 43.7 percent, primarily due to higher energy-related commodity, manufacturing and transportation costs, substantially offset by the benefit of price increases and cost savings.
Net cash provided by operations in the fourth quarter was $301 million, or 23 percent of sales, compared with $302 million in the year-ago quarter.

Fourth-quarter results by business segment
Following is a summary of key fourth-quarter results by business segment. All comparisons are with the fourth quarter of fiscal 2005.
Household Group — North America
Compared with the year-ago quarter, the segment reported 6 percent sales growth, 3 percent volume decline and 21 percent increase in pretax earnings. All-time-record shipments of Clorox® disinfecting wipes and increased shipments of Armor All® and STP® auto-care products were more than offset by lower shipments of Clorox® BathWand™ versus the year-ago quarter, when the product was launched. Also contributing to the year-over-year volume decline were reduced shipments of Clorox 2® color-safe bleach, Clorox® bathroom cleaners and Clorox® Bleach Pen® gel, primarily due to price increases and higher competitive activity. Sales growth outpaced the change in volume primarily due to the impact of price increases and more efficient trade-promotion spending. Pretax earnings reflected the benefit of higher sales and cost savings, partially offset by higher commodity costs.
Specialty Group
Compared with the year-ago quarter, the segment reported 5 percent sales growth, flat volume and 3 percent increase in pretax earnings. All-time-record shipments of Fresh Step® cat litter behind a significant product improvement were offset primarily by decreased shipments of Glad® products due to price increases. The segment also delivered all-time-record shipments of Kingsford® products. Sales growth outpaced the change in volume primarily due to the impact of price increases and more efficient trade-promotion spending. Pretax earnings reflected the benefit of higher sales and cost savings, substantially offset by higher commodity costs.
International
Compared with the year-ago quarter, the segment reported 3 percent sales growth, 6 percent volume growth on top of 13 percent volume growth in the year-ago quarter, and a 3 percent decrease in pretax earnings. Increased shipments of home-care products in Argentina and dilutable cleaners in Mexico were slightly offset by lower shipments of home-care products in Puerto Rico. Sales growth trailed volume growth primarily due to unfavorable foreign exchange rates. Pretax earnings reflected higher commodity costs and unfavorable product mix, partially offset by the benefit of increased sales and cost savings.
Fiscal 2006 results
Fiscal-year sales grew 6 percent to $4.6 billion behind price increases on more than 50 percent of the company’s U.S. portfolio to help offset commodity cost pressure. Volume grew 1 percent, with price increases reducing shipments of affected products, as anticipated. During the year, the company introduced many new products or product improvements including Kingsford® charcoal with SureFire Grooves,™ Clorox® AnyWhere Hard Surface™ daily sanitizing spray, Fresh Step® cat litter with odor-eliminating carbon, Liquid-Plumr® Power Jet™ instant clog remover and GladWare® containers with interlocking lids.
For the fiscal year, gross margin declined 100 basis points to 42.2 percent, primarily due to higher raw-material costs and other inflationary impacts, partially offset by the benefit of price increases and strong cost savings.
Net cash provided by operations in fiscal 2006 was $522 million, compared with $765 million in fiscal 2005. The year-over-year decrease was primarily due to lower cash provided by discontinued operations; increased working capital from receivables behind higher sales, lower accounts payable and accrued liabilities; and the settlement of income tax matters. These results were partially offset by lower inventories due to effective inventory management. Capital expenditures were 3.9 percent of sales, in line with the company’s long-term target of 4 percent of sales.
During the year, Clorox repurchased 2.4 million shares of the company’s common stock at a cost of about $135 million under its ongoing program to offset stock option dilution.
Noncash charges for historical stock option grants
Results for the fourth quarter and fiscal year include a pretax cumulative charge of approximately $25 million, or approximately $16 million on an after-tax basis, resulting from noncash charges associated with historical stock option compensation expense relating to prior periods dating back to the third quarter of fiscal 1996. The after-tax charge reduced reported fourth-quarter and full-year diluted EPS by 11 cents. The amount of the stock option compensation expense attributable to each of the previous reporting periods was not material to any of such periods. Consequently, the cumulative charge was recorded in the Corporate segment in the fourth quarter of fiscal 2006. The company generated $4.4 billion in aggregate net earnings from the fiscal year ended June 30, 1996 through the fiscal year ended June 30, 2005.

The company identified the additional stock option compensation expense in a comprehensive review of its stock option practices. The company’s voluntary review, which began in June 2006 and was overseen by the audit committee of Clorox’s board of directors with the assistance of outside counsel, was recently completed. The review identified no evidence of fraud, falsification of records, concealment of actions or documentation, or intentional deviation from generally accepted accounting principles. No material liabilities were identified as a result of the review.
“We are confident that the charge reflects unintentional errors in accounting for stock option grants made prior to October 2004,” said Gary G. Michael, chairman of the company’s audit committee. “We are pleased that our current executive management team has been diligent in addressing this topic.”
The pretax charge for noncash compensation expense includes $15 million in equity compensation expense related to the determination of the appropriate measurement date for certain stock option grants, of which $2 million relates to certain stock options granted to officers prior to December 2001 and $13 million relates to certain stock options granted to non-officer employees prior to October 2004. The remaining $10 million in pretax charges results primarily from the requirement to use variable (i.e., mark to market) accounting with respect to certain options granted to officers due to existence of documented approval of the options within six months of the repurchase in 2001 of stock options from the same officers.
Beginning in fiscal 2006, Clorox adopted the fair-value method of accounting for stock options pursuant to Statement of Financial Accounting Standards (SFAS) No. 123-R. The company has determined that the matters resulting in this charge did not significantly affect its accounting under SFAS No. 123-R.
Q4 and Fiscal 2006 diluted EPS — non-GAAP(1)

	Q4	Q4	Full Year	Full Year
(In dollars per diluted share)	Fiscal 2006	Fiscal 2005	Fiscal 2006	Fiscal 2005
Diluted EPS	$0.92	$1.00	$2.90	$6.11
EPS impact of charges for additional noncash stock option compensation expenses	$0.11	$0.00	$0.11	$0.00
EPS excluding earnings impact of charges for additional noncash stock option compensation expenses	$1.03(2)	$1.00	$3.01 (2)	$6.11(3)

(1)	The preceding table provides a quantitative reconciliation of the differences between financial measures that are not presented in accordance with generally accepted accounting principles in the United States of America (GAAP) and those calculated in accordance with GAAP. Management believes the presentation of a comparison of diluted earnings per share, excluding the earnings impact of additional noncash stock option compensation expenses (a non-GAAP financial measure) with diluted earnings per share (a GAAP measure) provides useful information to investors about current trends in the ongoing business.

(2)	Excluding charges related to the former CEO, diluted EPS would have been $1.08 for the fourth quarter and $3.06 for the fiscal year.

(3)	Fiscal 2005 net earnings included $3.23 diluted EPS from discontinued operations and gain related to the Henkel share exchange based on weighted average shares outstanding of 179 million, compared to 153 million weighted average shares outstanding for fiscal 2006.
Fiscal 2007 outlook
For fiscal 2007, Clorox continues to anticipate sales growth within its previously communicated long-term target of 3-5 percent. Sales growth is expected to outpace volume growth, particularly in the first two quarters, due to the carryover benefit of fiscal 2006 price increases. The company’s outlook for fiscal 2007 diluted EPS continues to be in the range of $3.20-$3.30. This outlook reflects an estimated $12-$15 million on a pretax basis, or 5-6 cents diluted EPS, for possible charges primarily related to restructuring the company’s information technology activities. No specific decisions have been made on restructuring activities, and any such actions require board review and approval. Fiscal 2007 outlook also reflects a higher tax rate versus fiscal 2006 and an estimated incremental impact of about 5 cents diluted EPS from the normal expensing of equity compensation following the adoption of SFAS No. 123-R. The company’s tax rate for the fiscal year is expected to be in the range of 34-35 percent, versus 32 percent in fiscal 2006, with some anticipated variability among quarters.
For the first quarter of 2007, Clorox continues to anticipate sales growth of 3-5 percent and diluted EPS in the range of 67-73 cents. Included in the first-quarter outlook is the company’s anticipation that commodity costs, while lower than the extreme post-hurricane levels, will be significantly higher than prior-year levels.

The first-quarter outlook also reflects increased advertising to support new products, weighted average shares outstanding consistent with current levels and a higher tax rate than in the prior-year quarter.
The company’s initial outlook for the second quarter is for sales growth at the lower end of the 3-5 percent range, compared with 6 percent sales growth in the prior-year quarter, and diluted EPS in the range of 48-54 cents. Included in the second-quarter outlook is the company’s anticipation that commodity costs will be higher than in the prior year, but that gross margin will increase behind cost savings and the ongoing benefit of price increases. The outlook assumes that more than half of the aforementioned possible restructuring charges will occur in the second quarter.
For more information
For supplemental financial information, including definitions of financial terms used in this earnings release and on today’s conference call with the investment community (details below), visit the Financial Results area within the Investors section of the company’s Web site at www.TheCloroxCompany.com.
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers.
Today’s webcast
Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter results. The webcast can be accessed at www.TheCloroxCompany.com/investors/index.html. Following a live discussion, a replay of the webcast will be archived for one week on the company’s Web site.
The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash outflows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks inherent in litigation and international operations; uncertainties and costs regarding a change in the company’s chief executive officer; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture with The Procter & Gamble Company (“P&G”) regarding the company’s Glad® plastic bags, wraps and containers business; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the company’s strategy; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and from the cumulative charge resulting from additional stock option compensation expense relating to prior periods. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA (“Henkel”), including the sustainability of cash flows and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Media Relations	Investor Relations

Dan Staublin 510-271-1622	Steve Austenfeld 510-271-2270

Kathryn Caulfield 510-271-7209

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per-share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2006	6/30/2005	6/30/2006	6/30/2005

Net sales	$1,319	$1,254	$4,644	$4,388
Cost of products sold	742	701	2,685	2,493

Gross profit	577	553	1,959	1,895

Selling and administrative expenses	186	148	631	551
Advertising costs	126	132	450	435
Research and development costs	26	24	99	88
Restructuring and asset impairment costs	—	(1)	1	36
Interest expense	32	27	127	79
Other (income) expense:
Equity earnings and gain on exchange of Henkel Iberica, S.A.	—	—	—	(25)
Other, net	(4)	(8)	(2)	2

Earnings from continuing operations before income taxes	211	231	653	729
Income taxes on continuing operations	69	75	210	214
Reversal of deferred taxes from equity investment in Henkel Iberica, S.A.	—	—	—	(2)

Earnings from continuing operations	142	156	443	517

Discontinued operations:
Gain on exchange	—	—	—	550
Earnings from exchanged businesses	—	1	1	37
Reversal of deferred taxes from exchanged businesses	—	—	—	6
Income tax expense on discontinued operations	—	(1)	—	(14)

Earnings from discontinued operations	—	—	1	579

Net earnings	$142	$156	$444	$1,096

Earnings per common share:
Basic
Continuing operations	$0.94	$1.02	$2.94	$2.92
Discontinued operations	—	—	0.01	3.28

Basic net earnings per common share	$0.94	$1.02	$2.95	$6.20

Diluted
Continuing operations	$0.92	$1.00	$2.89	$2.88
Discontinued operations	—	—	0.01	3.23

Diluted net earnings per common share	$0.92	$1.00	$2.90	$6.11

Weighted average common shares outstanding (in thousands)
Basic	150,903	152,627	150,545	176,586
Diluted	153,489	155,059	153,001	179,176

Segment Information (Unaudited)
 Dollars in millions

Fourth Quarter				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Three Months Ended		%	Three Months Ended			%
	6/30/2006	6/30/2005	Change (1)	6/30/2006		6/30/2005	Change (1)

Household Group — North America	$563	$530	6%	$178		$147	21%

Specialty Group	596	569	5%	179		174	3%

International	160	155	3%	28		29	-3%

Corporate	—	—	—	(174)		(119)	-46%

Total Company	$1,319	$1,254	5%	$211	(2)	$231	-9%

Year To Date				Earnings/(Losses) from Continuing
	Net Sales			Operations Before Income Taxes
	Twelve Months Ended		%	Twelve Months Ended			%
	6/30/2006	6/30/2005	Change (1)	6/30/2006		6/30/2005	Change (1)

Household Group — North America	$2,113	$2,013	5%	$671		$629	7%

Specialty Group	1,892	1,788	6%	460		435	6%

International	639	587	9%	129		123	5%

Corporate	—	—	—	(607	) (2)	(458)	-33%

Total Company	$4,644	$4,388	6%	$653		$729	-10%

(1)	Percentages based on rounded numbers.

(2)	Included in the Corporate segment’s results is a pretax cumulative charge of approximately $25 million, or $16 million on an after-tax basis, resulting from noncash stock option compensation expense relating to prior periods dating back to the third quarter of 1996. Also included is an $11 million pretax charge, or $7 million on an after-tax basis, related to Jerry Johnston’s retirement from his positions as chairman and CEO.

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	6/30/2006	6/30/2005

Assets
Current assets
Cash and cash equivalents	$192	$293
Receivables, net	435	411
Inventories	292	323
Other current assets	88	63

Total current assets	1,007	1,090

Property, plant and equipment, net	1,004	999

Goodwill, net	744	743

Trademarks and other intangible assets, net	604	599

Other assets, net	257	186

Total assets	$3,616	$3,617

Liabilities and Stockholders’ Deficit
Current liabilities
Notes and loans payable	$156	$359
Current maturities of long-term debt	152	2
Accounts payable	329	347
Accrued liabilities	474	614
Income taxes payable	19	26

Total current liabilities	1,130	1,348

Long-term debt	1,966	2,122

Other liabilities	547	618

Deferred income taxes	129	82

Total liabilities	3,772	4,170

Stockholders’ deficit
Common stock	250	250
Additional paid-in capital	397	328
Retained earnings	3,939	3,684
Treasury shares, at cost: 98,528,568 and 98,143,620 shares at June 30, 2006 and 2005, respectively	(4,527)	(4,463)
Accumulated other comprehensive net losses	(215)	(336)
Unearned compensation	—	(16)

Stockholders’ deficit	(156)	(553)

Total liabilities and stockholders’ deficit	$3,616	$3,617

The Clorox Company
Supplemental Volume Growth Information

	% Change vs. Prior Year
	FY05					FY06
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Major Drivers of Change

Laundry / Home Care	7%	9%	3%	8%	7%	-2%	5%	3%	-5%	0%	Q4 decline reflects prior year launch of Clorox Bath Wand and softness on Clorox 2, partially offset by strong growth on Clorox disinfecting wipes and prior-quarter launch of Clorox Anywhere.

Water Filtration / Canada / U.S. Auto / PPD*	-4%	2%	-1%	-3%	-2%	5%	0%	-15%	3%	-2%	Q4 increase driven by very strong Auto shipments behind increased merchandising, early season new products and "Saves Gas" campaign. Brita shipments were lower following price increases earlier in the year.

Total Household Group — North America	4%	7%	1%	5%	4%	0%	4%	-3%	-3%	-1%

Bags & Wraps	14%	9%	3%	3%	7%	-7%	1%	-1%	-6%	-3%	Q4 decline reflects impact of price increases taken on Glad products earlier in the year and softer consumption in plastic wrap.

Litter / Food / Charcoal	-2%	5%	1%	-1%	0%	3%	-2%	3%	2%	2%	Q4 shipment increase reflects strong results from new Litter with activated carbon and growth in Charcoal from the prior-quarter's launch of Sure Fire Grooves. Food shipments declined slightly.

Total Specialty Group	5%	6%	2%	0%	3%	-1%	0%	2%	0%	0%

Total International	7%	13%	9%	13%	10%	14%	1%	4%	6%	6%	Q4 volume growth behind strong results in Mexico and Argentina, partially offset by declines in Puerto Rico.

Total Clorox	5%	8%	3%	4%	5%	1%	2%	0%	-1%	1%

*	Professional Products Division
Note A: All periods presented exclude sales from businesses transferred to Henkel, which were treated as discontinued operations, including Q1 FY05 which has been reclassified for such treatment.

The Clorox Company
Supplemental Sales Growth Information

	% Change vs. Prior Year
	FY05					FY06
Business Segment	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	FY	Major Drivers of Change

Laundry / Home Care	5%	7%	2%	4%	5%	1%	7%	8%	2%	4%	Q4 increase driven by impact of price increases taken earlier in the year and trade spending efficiencies.

Water Filtration / Canada / U.S. Auto / PPD*	-4%	4%	0%	-2%	-1%	8%	5%	-4%	13%	5%	Q4 sales driven by very strong auto shipments and price increases taken earlier in the year on Brita, Auto, and in Canada.

Total Household Group — North America	2%	7%	0%	2%	3%	3%	6%	4%	6%	5%

Bags & Wraps	16%	12%	12%	22%	15%	6%	14%	16%	6%	11%	Q4 increase reflects benefit of pricing increases taken earlier in the year and favorable product mix.

Litter / Food / Charcoal	-1%	5%	2%	1%	2%	1%	-1%	5%	3%	2%	Q4 sales driven by higher shipments from new Litter with activated carbon and price increases taken earlier in the year on Litter and Charcoal.

Total Specialty Group	6%	9%	5%	7%	7%	3%	6%	9%	5%	6%

Total International	6%	16%	8%	20%	12%	21%	6%	7%	3%	9%	Q4 increase reflects higher volume partially offset by unfavorable currency.

Total Clorox	4%	9%	3%	6%	5%	5%	6%	7%	5%	6%

*	Professional Products Division
Note A: All periods presented exclude sales from businesses transferred to Henkel, which were treated as discontinued operations, including Q1 FY05 which has been reclassified for such treatment.
Note B: Segment totals for Household Group — North America, Specialty, and International include corporate adjustments.

The Clorox Company

Adjusted Operating Profit (unaudited)
Reconciliation schedule of adjusted operating profit to earnings from continuing operations before income taxes

Dollars In millions
	Three months ended		Twelve months ended
	6/30/06	6/30/05	6/30/06	6/30/05

Net sales	$1,319	$1,254	$4,644	$4,388

Gross profit	$577	$553	$1,959	$1,895
Gross margin (1)	43.7%	44.1%	42.2%	43.2%

Adjusted operating expenses (2)	$338	$304	$1,180	$1,074

Adjusted operating profit (3) (4)	$239	$249	$779	$821
Adjusted operating profit margin (1) (4)	18.1%	19.9%	16.8%	18.7%

Restructuring and asset impairment costs	$—	($1)	$1	$36
Interest expense	$32	$27	$127	$79
Other expense (income), net	($4)	($8)	($2)	($23)

Earnings from continuing operations before income taxes	$211	$231	$653	$729
(1) Percentages based on rounded numbers.
(2) Adjusted operating expenses = selling and administrative expenses, advertising costs and research and development costs.
In accordance with SEC’s Regulation G, this schedule provides the definition of a non-GAAP measure and the reconciliation to the most closely related GAAP measure.
(3) Adjusted operating profit (a non-GAAP measure) represents earnings from continuing operations before income taxes (a GAAP measure), excluding restructuring and asset impairment costs, interest expense and other expense (income), net, as reported in the Condensed Consolidated Statements of Earnings (Unaudited). Adjusted operating profit margin is a measure of adjusted operating profit as a percentage of net sales.
Management believes the presentation of adjusted operating profit and margin provides additional useful information to investors about current trends in the business. Adjusted operating profit is a component for the calculation of management incentive compensation and employee profit sharing plans.
(4) Excluding the pretax cumulative charge of approximately $25 million resulting from noncash stock option compensation expense relating to prior periods dating back to the third quarter of 1996, as well as an $11 million pretax charge related to Jerry Johnston’s retirement from his positions as chairman and CEO, Adjusted operating profit would have been $275 million in the fourth quarter and $815 million for the full year, and adjusted operating margin would have been 20.8% and 17.5%, respectively.

The Clorox Company
Supplemental Balance Sheet Information
Preliminary* (Unaudited)
As of June 30, 2006
Working Capital Update

	Q4
	FY 2006	FY 2005	Change	Days(4)	Days(4)
	($ millions)	($ millions)	($ millions)	FY 2006	FY 2005	Change

Receivables, net	$435	$411	$24	28	29	-1 days
Inventories	292	323	($31)	41	45	-4 days
Accounts payable	329	347	($18)	42	46	-4 days
Accrued liabilities	474	614	($140)
Total WC(1)	($7)	($190)	$183
Total WC % net sales (2)	(0.1%)	(3.8%)
Avg WC(1)	$33	($116)	$149
Avg WC % net sales(3)	0.6%	(2.3%)
•	Receivables increased primarily as a result of higher sales volume and price increases in the International segment, as well as the Litter and Charcoal categories.

•	Inventory decreased mainly due to improved management of Household, Charcoal and Litter inventory levels.

•	Accounts payable declined due to the timing of payments.

•	Accrued liabilities decreased primarily as a result of tax payments related to a prior year IRS settlement.
Supplemental Cash Flow Information
Preliminary* (Unaudited)
As of June 30, 2006
Capital expenditures were $58 million (FY = $180 million)
Depreciation and amortization was $50 million (FY = $188 million)
Cash provided by operations
•	Net cash provided by operations in the fourth quarter was $301 million, compared with $302 million in the year-ago quarter.

*	Preliminary estimates. Final quarterly numbers will be published in our Form 10-K.

(1)	Working capital is defined in this context as current assets minus current liabilities excluding cash and short-term debt. Total working capital is based on working capital at the end of the period. Average working capital is based on a two points average working capital.

(2)	Based on working capital at the end of the period divided by annualized net sales (current quarter net sales x 4).

(3)	Based on a two points average working capital divided by annualized net sales (current quarter net sales x 4).

(4)	Days calculations based on a two points average.